EASTMAN KODAK COMPANY

Kodak Amends Credit Agreement, Maintains Financial Flexibility

Financial Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com

Kodak Amends Credit Agreement, Maintains Financial Flexibility
Amended Facility Provides a Credit Line of Up to $500 Million

ROCHESTER, N.Y., April 3 – Eastman Kodak Company (NYSE:EK) today said it has concluded previously announced discussions with its banks concerning its secured revolving credit facility, resulting in an Amended and Restated Credit Agreement (Amended Facility), effective March 31, 2009, that provides continued financial flexibility for the company in this challenging economic environment.

       The Amended Facility is asset-based and provides for revolving loans and letters of credit for up to $500 million. The expiration date for lenders agreeing to an extension is March 30, 2012 and for other lenders the expiration date will continue to be
October 18, 2010. The Company has the flexibility to add new lenders over time to the extended facility. The borrowers under the Amended Facility are Eastman Kodak Company and Kodak Canada Inc.

Additionally, the company is no longer subject to quarterly testing for the two financial covenants under its previously existing credit agreement. These two financial covenants are replaced by a minimum fixed charge coverage ratio that will apply if excess borrowing availability under the Amended Facility is less than $100 million, or in the case of certain other circumstances as described in the amended agreement. Excess borrowing availability currently is above $100 million. The Company must maintain a cash balance of at least $250 million in the U.S. The Amended Facility also contains other affirmative and negative covenants customary with a facility of this nature. Currently, there are $131 million of letters of credit issued under the Amended Facility, but no outstanding debt.

       “One of our goals for 2009 is to maintain financial flexibility, and we are very pleased to have reached this agreement, especially in this current credit environment,” said Frank Sklarsky, Kodak’s Chief Financial Officer.

A copy of the amended credit agreement has been filed today with the U.S. Securities and Exchange Commission and is accessible through the investor relations section of Kodak’s website at: http://www.kodak.com/go/invest.

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